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                                    EXHIBIT 99.1           FOR IMMEDIATE RELEASE

Contact:  Wil Goodrich, Vice President-Director of marketing (209) 438-600

                   REGENCY BANCORP POSTS SUBSTANTIAL GAIN FOR 1996
    FRESNO, March 4 -- Regency Bancorp, parent company of Fresno's Regency
Bank, today reported net 1996 annual income of $1.01 million, a $2.78 million improvement over the holding company's financial performance the previous year. Total assets for the company also grew 10.6%, ending 1996 with $181.1 million, the highest since the bank was formed in 1980.
    Regency's President and CEO, Steve Hertel, in announcing the earnings, stated that, "This substantial improvement is a direct result of two major efforts throughout the year. The staff and management of our real estate investment subsidiary, Regency Service Corporation (RSC) have worked tirelessly to comply with the federal mandate to divest the company's residential properties.
    "While the investment remains substantial," Hertel continued, "the number of residential lots has declined over the past three years from 941 in 94 and 766 in 95 to 310 in 1996, with 22 of the latter already in escrow. Late in the year, the FDIC acknowledged our efforts and extended the deadline to be fully divested for up to two years. Though it was an expensive effort, it will allow us to accelerate this process and perhaps be fully divested over the next 18 months."
    "Equally important," he said, "was the continued growth and excellent performance of Regency Bank. Not only did the bank increase its deposit base
11.2 % from the end of 1995, its total bottom line financial performance allowed the holding


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company to realize substantial net income, sufficient to compensate for RSC's continued divestiture expenses."
    Robert Longatti, the bank's executive vice president and chief credit officer, reported that the bank's outstanding loan quality was another reason for its success. "For the last few years, our staff has achieved an enviable record in growing our total loans, net of reserves and other deferred expenses, to $99.8 million, an increase of 5.6% from last year, and a growth of almost 56% in the last five years.
    "Though this is a substantial growth," Longatti continued, "its importance, perhaps, is exceeded by the quality of loans we've been able to make in the Fresno-Clovis-Madera areas. In 1996, bank-only, non accrual loans (exclusive of loans RSC has made) was only 0.05%. We actually ended 1996 with a bank-only, non-accrual loan balance of just $51,000. In 1996, we had to charge off less than $170,000."
    Within its total loan portfolio of $102.5 million at year end, the bank had approximately 55% in commercial credits; 23% in real estate construction loans; 13% in term real estate loans; and 9% in consumer credits from Visa cards, to auto, equity, and medical procedure loans.
    In 1996, Regency Bancorp earned $0.54 per share of common stock as compared to a loss of $0.98 per share in 1995. Its total capital rose to $13.5 million, up 10.8% from $12.9 million a year ago. The company continues to significantly exceed all federal and state capital requirements.


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    The bank's subsidiary, Regency Investment Advisors, Inc. (RIA), an
SEC-registered money management and financial consulting firm, had a similarly successful year, growing their total income almost 45%.
    Hertel, who was appointed by the board to be the holding company and bank's chairman in addition to his other duties, also noted that the board declared, "four quarterly cash dividends during 1996 totaling $0.24 per share, up 20% from 1995's dividends.
    "For the fourth year in a row," he continued, "our SBA Department led the 15-county central California area in the total number of Small Business Administration guaranteed loans approved as well as the dollars provided to fund local businesses. In addition, the bank was California's leader in number of loans guaranteed by the U.S. Department of Agriculture along with two other community banks. These special credits encourage rural area development and are known as Business and Industry loans."
    During the year, Regency Bank was named the financial industry representative to receive the first annual "Excellence in Business Award for 1996." Hertel, himself, was named the "1996 Central California Financial Services Advocate of the Year" by the Fresno District Office of the U.S. SBA last July.
    Regency Bancorp is an Employee Stock Ownership Plan (ESOP) company, and in the last year, the ESOP Trust, along with the employees' 401k plan, became the company's largest share-holder with almost 11% of the holding company's common stock. Primarily central valley families and investors own the remainder of the stock which is traded over the counter by four national market makers.


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    The holding company's Regency Bank, in mid-August, opened its fourth banking office. The Madera branch, the bank's first full service branch outside of Fresno, quickly grew and completed 1996 with more than $10 million in deposits, far exceeding the company's projections. It's courier service also continued to grow during the year, and now serves nearly 800 local businesses on a weekly basis.
    Its subsidiary, RIA, in addition to its excellent earnings trend, exceeded its $75 million annual growth goal by managing $77.2 million in local investment portfolios on the last day of 1996. At the end of February this year, the growth had continued with over $80 million under management.
    In 1997's second quarter, Regency Bank will be introducing a new Visa Cash Access card which will provide its checking customers access to their funds three ways rather than writing checks. This new product will be followed, perhaps as soon as the end of the second quarter, with a full selection of electronic services such as home or office access to accounts by personal computer (PC). Available seven days a week, 24 hours a day, these new services will allow touch tone access to account balances, receipt of checks written, fund transfers, bill paying, and other banking services by phone as well as PC.
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March 4, 1997


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